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Exhibit 5.1

[WILMER, CUTLER & PICKERING LETTERHEAD]

July 31, 2003

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

  Re:
  Sinclair Broadcast Group, Inc. Exchange Offer Registration
  Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Sinclair Broadcast Group, Inc. (the "Company"), a Maryland corporation, in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to an exchange offer (the "Exchange Offer") pursuant to which the Company is offering to exchange up to $100,000,000 principal amount of its outstanding 8% Senior Subordinated Notes due 2012 (the "Old Notes") for a like principal amount of the Company's 8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act (the "New Notes") and the related joint and several guarantees of the Old Notes on a senior subordinated basis (the "Old Guarantees") by substantially all of the Company's subsidiaries (the "Guarantors") for joint and several guarantees of the New Notes on a senior subordinated basis (the "New Guarantees"; at times together with the New Notes, the "New Securities") by the Guarantors of which New Guarantees have been registered under the Securities Act. The New Securities will be offered pursuant to an indenture, dated as of March 14, 2002, as supplemented by the First Supplemental Indenture dated as of July 26, 2002, the Second Supplemental Indenture dated as of November 8, 2002, the Third Supplemental Indenture dated as of January 17, 2003, the Fourth Supplemental Indenture dated as of May 9, 2003 and the Fifth Supplemental Indenture dated as of July 17, 2003 (the "Indenture"), by and among the Company, the Guarantors and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee.

        In so acting, we have examined originals or copies of the (1) the Registration Statement; (2) the Prospectus that is a part of the Registration Statement (the "Prospectus"); (3) the Indenture; and (4) the Registration Rights Agreement dated as of May 29, 2003 by and among, among others, the Company and the Initial Purchasers (as such term is defined therein)(the "Registration Rights Agreement"); collectively with the foregoing documents, the "Operative Documents").

        We have also examined original, reproduced or certified copies of resolutions adopted by the Company's board of directors and the Guarantors' boards of directors, general partners or managing members, as the case may be, and such other documents, corporate records, certificates of public officials, officers and representatives of the Company and the Guarantors and other instruments as we have deemed necessary or appropriate to render the opinions set forth below, and have considered such questions of law as we have deemed necessary to enable us to render the opinions expressed below.

        In our examination of documents and records, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as telecopied, certified, photostatic or reproduced copies and the authenticity of all such documents. We have also assumed, but not independently verified, that all documents executed by a party other than the Company or any respective subsidiaries thereof were duly and validly authorized, executed and delivered by such party, that such party has the requisite power and authority to execute, deliver and perform such agreements and other documents, and that such agreements and other documents are legal, valid and binding obligations of such party and enforceable against such party in accordance with their respective terms.

        With respect to questions of fact material to our opinion, we have relied with your consent, without independent inquiry or verification by us, solely upon (a) the representations and warranties and factual matters set forth in each of the Operative Documents, including any exhibits or schedules attached thereto, respectively, (b) written and oral representations of officers of the Company and the Guarantors and (c) certificates of public officials. We do not opine in any respect as to the accuracy of any such facts contained in items (a)-(c).

        Based upon the foregoing, subject to the assumptions, limitations and exceptions contained herein, and subject to the issuance by the Commission of an order declaring the Registration Statement effective and the taking by the boards of directors, general partners or managing members, as the case may be, and the appropriate officers of the Company and Guarantors of all necessary actions to fix and approve the terms of the New Securities, we are of the opinion that when the New Notes, in the form set forth in the Indenture, have been duly executed and authenticated in accordance with the Indenture and have been duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes pursuant to the terms of the Indenture and the Registration Rights Agreement, the New Notes will be the legal and binding obligations of the Company and the New Guarantees will be the legal and binding obligations of the Guarantors, in each case enforceable against such party or parties in accordance with their terms except (a) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and (b) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

        We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

        In rendering the foregoing opinion, we do not express an opinion concerning any laws other than the laws of the State of New York, the general corporate law of the State of Maryland and the federal laws of the United States of America.

Very truly yours,
WILMER, CUTLER & PICKERING
By:	/s/ JOHN B. WATKINS John B. Watkins, a partner

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  Exhibit 5.1